EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 11, 2009 by and between:

(i)  China New Energy Group Company, a Delaware corporation (the “Company”); and

(ii) Yangkan Chong (the “Executive”), an individual resident of the Republic of Singapore.

RECITALS

WHEREAS, the Company, through its subsidiaries, is engaged in the development of natural gas distribution networks, and the distribution of natural gas to residential, and industrial and commercial customers in small and medium sized cities in China (the “Business”); and

WHEREAS, Executive represents that he has the experience, background and expertise necessary to enable him to be the Company’s Chief Executive Officer (“CEO”) and to manage, grow and develop the Business; and

WHEREAS, based on such representation, the Company wishes to employ Executive as its CEO, and Executive wishes to be so employed, in each case, upon the terms hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	RETENTION AND DUTIES.

1.1
Position and Duties. During the Employment Period (as defined in Section 1.2 below), the Executive shall serve the Company as its Chief Executive Officer and shall have such powers, duties and obligations consistent with such position as the Company’s board of directors (the “Board”) shall determine from time to time.  References to the Board herein with respect to any determination involving the Executive or his duties, shall be deemed to exclude the Executive if he is then a member of the Board.

The Executive shall exercise due care as would a good business manager and faithfully and diligently perform his duties for the Company. The Executive shall comply with the policies, guidelines, standards, rules and procedures of the Company, and any additions or amendments thereto, as they are in effect from time to time during the Employment Period.  During the Employment Period, the Executive shall report directly to the Board.

1.2
Employment Period. Subject to earlier termination as provided in Section 3 below, the Employment Period shall be a period of one year commencing on May 18, 2009 (the “Commencement Date”), provided that this Agreement shall be automatically renewed, and the Employment Period shall be automatically extended, for successive one-year terms unless either party gives written notice to the other party at least thirty (30) days prior to the expiration of this Agreement and the Employment Period (including any renewal and extension thereof) to terminate this Agreement or modify its terms (provision of such notice shall not be deemed to constitute a breach, or an earlier termination, of this Agreement).  The term “Employment Period” shall include any extension thereof pursuant to the preceding sentence.

1.3
Location. The Executive will be based in Tianjin, China.  The Executive acknowledges that he may be required to travel from time to time in accordance with the business requirements of the Company in the course of performing his duties for the Company.

1.4
Company Group. Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Company Group”).

1.5
Minimum Time Commitment. During the Employment Period, the Executive shall hold no employment outside the Company Group and shall devote substantially all of his business time, attention and skills to the performance of his duties for the Company. The The Executive hereby acknowledges that he shall not be entitled to any overtime pay as would employees who have standard working hours.

1.6
Representations; No Breach of Contract or other Obligation. In addition to the representations contained in the Recitals above, Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder;  (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity; and (iv) Executive is subject to no fiduciary or other obligation which may affect the performance of his duties hereunder.

2.	COMPENSATION AND BENEFITS.

2.1
Base Salary. The Executive’s gross base salary for the first twelve (12) months of the Employment Period shall be at annualized rate of US$144,000. The Board and/or its Compensation Committee shall review the Executive’s base salary every twelve (12) months and make appropriate adjustment, in its discretion.

The base salary shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

2.2
Bonus and Other Incentives. During the Employment Period, the Executive will be eligible to receive bonuses and other incentive payments in accordance with the terms and conditions of any bonus or other incentive plans and programs as may be adopted by the Board from time to time.

2.3
Reimbursement of Business Expenses. Executive hereby agrees that he shall, within thirty (30) days prior to then end of each calendar quarter, submit to the Board an expense budget for following calendar quarter.  The Executive will be eligible to receive reimbursement for all reasonable business expenses incurred by the Executive during the course of performing his duties for the Company under this Agreement which are set forth in the budget approved by the Board.  To the extent there are additional expenses, or expenses exceeding the amounts pre-approved by the Board, Executive shall seek further Board approval for such expenses to the extent they exceed $1,000.

2.4
Vacation and Other Leave.  During the Employment Period, the Executive shall be entitled to take paid vacation of three (3) weeks in each 12 month period taken at such times so as to not materially impede his duties hereunder.  The Executive shall also be entitled to all other holiday and leave pay generally available to the executive officers of the Company.

2.5
No Overtime Pay.  The Executive acknowledges that he shall perform his duties for the Company in a timely manner, that the compensation and benefits he will be entitled to receive pursuant to this Agreement will sufficiently compensate him for his services, and that he will not be entitled to receive any overtime pay.

3.	TERMINATION.

3.1
Termination by the Company. The Executive’s employment by the Company, and the Employment Period, may be terminated by the Company: (i) for Cause (as defined immediately below), (ii) with no less than thirty (30) days prior notice to the Executive, without Cause, (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined immediately below).

As used herein, “Cause” shall mean, as determined by a majority of the Board (excluding the Executive, if he is then a member of the Board), (i) any act of embezzlement, dishonesty or fraud taken by the Executive; (ii) the Executive’s conviction for a felony or conviction of any crime involving moral turpitude or that impairs the Executive’s ability to perform his duties; (iii) the Executive’s improper and material disclosure or use of the any confidential or proprietary information of the Company or any member of the Company Group; (iv) the Executive’s breach of any fiduciary duty to the Company,  (v) the Executive’s failure or refusal to  perform his duties which, if curable, remains uncured following thirty (30) days’ written notice to the Executive from the Company describing such failure or refusal; (vi) Executive’s performance of any action when specifically instructed not to do so by the Board, except where required by applicable law, regulation or rule; or (vii) Executive’s failure to perform any action when instructed to do so by the Board, except where prohibited by applicable law, regulation or rule.

As used herein, “Disability” shall mean a physical or mental impairment which, as determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any twelve (12) month period, unless a longer period is required by applicable laws, in which case that longer period would apply.

3.2
Termination by the Executive.  The Executive’s employment by the Company, and the Employment Period, may be terminated by the Executive with no less than thirty (30) days prior notice to the Company, provided that the Executive may provide immediate notice in the event of a Constructive Termination (as defined immediately below), if not cured within thirty (30) days after the occurrence thereof.

As used herein, “Constructive Termination” shall mean, without the Executive’s express written consent, (i) there is a material reduction in the Executive’s powers, duties and responsibilities, or (ii) there is a material reduction in the Executive’s base salary, opportunity for bonus and incentive payments, or overall benefits package.

3.3
Benefits upon termination. If the Executive’s employment by the Company is terminated during the Employment Period for any reason by the Company or by the Executive (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)
The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any base salary, bonus and incentive payment that had accrued under this Agreement but had not been paid on or before the Severance Date, and any reimbursement due to the Executive under this Agreement for expenses incurred by the Executive on or before the Severance Date.

(b)
If, during the Employment Period, the Executive’s employment with the Company is terminated as a result of a Constructive Termination or terminated by the Company without Cause, the Executive shall be entitled to receive an amount equal to fifty percent (50%) of the Executive’s annualized base salary as in effect on the Severance Date (the “Severance Benefit”).  The Company shall pay the Severance Benefit to the Executive in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

Notwithstanding the foregoing provisions of this Section 3.3, if the Executive breaches his obligations under Section 4 of this Agreement at any time, from and after the date of such breach, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefits.

The foregoing provisions of this Section 3.3 shall not affect the Executive’s receipt of benefits otherwise due terminated employees consistent with the terms of applicable benefit plans or programs of the Company or applicable laws.

3.4
Notice of termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

3.5
Resignation from the Board.       Executive hereby agrees that any termination of this Agreement shall also constitute submission to the Board of Executive’s resignation from the Board, if the Executive is a member of the Board at such time.

4.	CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.

4.1
Executive’s acknowledgment.  The Executive agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that the Executive undertakes not to utilize his special knowledge of the Business and his relationships with persons and entities in the Business and  relationships with customers and suppliers to compete with the Company.  The Executive further acknowledges that: (i) the Company is and will be engaged in the Business; (ii) the Executive has occupied a position of trust and confidence with the Company prior to the date of this Agreement and, during such period the Executive has, and during the term of this Agreement the Executive will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business; (iii) the agreements and covenants contained in this Section 4 are essential to protect the Company and the goodwill of the Business; and (iv) the Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would suffer irreparable harm, for which money damages would not constitute adequate compensation, if the Executive were to provide services to any person or entity in violation of the provisions of this Agreement or otherwise violate any of the terms of this Section 4.

4.2
Competitive activities.  The Executive hereby agrees that for a period (the “Restricted Period”) commencing on the date hereof and ending two years following the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not, on behalf of himself or any other individual or group of individuals, firm, company, corporation, partnership, trust or other entity or enterprise or successor in interest to any of the foregoing, or any employee, partner, officer, director, partner, or stockholder of any of the foregoing, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity directly competitive with the Business or any of the business activities of the Company as they are now, currently proposed to be, or are, at the time in question, undertaken by the Company, anywhere in the territory of North America or China (the “Territory”), except as expressly approved by the Board in writing.  With respect to the Territory, the Executive specifically acknowledges that the Company has conducted the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory.

4.3
Blue-pencil.  If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular covenant contained in this Section 4, including, without limitation, the Restricted Period, to be too lengthy or the Territory to be too extensive, the other provisions of this Section 4 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the Restricted Period and/or the Territory to permissible duration or size.

4.4
Confidential information.  During the term of this Agreement and for a period of three (3) years thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.  As used in this Section 4.4, the term “Confidential Information” shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is the public domain, becomes generally known in the industry through no wrongful act on the part of the Executive or as required to be disclosed by a court of competent jurisdiction.  The Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

5.
Inventions and other intellectual property.  The Executive hereby agrees that all right, title and interest in and to all of the Executive’s “Creations” and work product made during the term of the Executive’s employment with the Company, whether pursuant to this Agreement or otherwise, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws.  For purposes of this Section 5, the term “Creations” shall mean all inventions, designs, discoveries, books, newsletters, manuscripts, articles, research, compilations, improvements, and other works which are or may be copyrighted, trade-marked or patented or otherwise constitute works of intellectual property which may be protected (including, without limitation, any information relating to the Company’s software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, works-in-progress, or business trade secrets whether now existing, or hereafter developed during the term of this Agreement) made or conceived or reduced to practice by the Company.  The Executive agrees that all work or other material containing or reflecting any such Creations shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101.  If a court of competent jurisdiction determines that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Creations.

The Executive covenants that he shall keep the Company informed of the development of all Creations made, conceived or reduced to practice by the Company, in whole or in part, by the Executive or any other alone or with others, which either result from any work the Executive may do for, or at the request of, the Company, or are related to the Company’s present or contemplated activities, investigations, or obligations.  The Executive further agrees that (i) at the Company’s request and expense, he will execute any assignments or any other documents or instruments necessary to transfer all rights any such Creations to the Company and (ii) he will cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s nominee) in any or all such materials.

6.	INTERFERENCE WITH RELATIONSHIPS.

6.1
Suppliers, customers, service providers. During the Restricted Period, the Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer, employee, consultant, service provider, stockholder, officer, director or supplier of or service provider to the Company to terminate or otherwise alter his, their or its relationship with the Company in a manner having an adverse effect on the Company or the Business.

6.2
Employees. During the Restricted Period, the Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity intentionally solicit or encourage any employee, consultant or agent of the Company to terminate, modify or cancel their relationship with the Company or to enter into a relationship with another company in the Business.

7.
RETURN OF COMPANY MATERIALS UPON TERMINATION.  The Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, business plans, corporate records, working notes, work product, sales manuals, catalogs, binders and other records or documents containing any Confidential Information prepared by the Executive or coming into the Executive’s possession by virtue of the Executive’s employment by the Company, other than personal information belonging to the Executive, is and shall remain the property of the Company and that immediately upon termination of the Executive’s employment hereunder, the Executive shall return all such items in his possession, together with all copies thereof, to the Company.

8.
INDEMNIFICATION.  The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement, subject to compliance with any applicable requirements and limitations improved by the memorandum and articles of association of the Company as in effect on the date hereof and applicable law.

9.
WITHHOLDING OBLIGATIONS. Notwithstanding anything to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment or other taxes, and such portion of social insurance, medical insurance and housing provident fund, as may be required to be withheld pursuant to any applicable laws or regulations.

10.
ASSIGNMENT.  This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Company Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other entities or individuals, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.
SEVERABILITY.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.
ENTIRE AGREEMENT. This Agreement (including the provisions incorporated herein by reference) constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Executive’s employment by the Company and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

13.
AMENDMENT. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.
DISPUTE RESOLUTION. Both the Executive or the Company shall  have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, by providing written notice of such election to the other party hereto, specifying the nature of the dispute to be arbitrated.  Such arbitration shall be held before a panel of three (3) arbitrators at the American Arbitration Association in New York and pursuant to its Commercial Arbitration Rules then in effect.  Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

The prevailing  party in any litigation or arbitration seeking to enforce the provisions of this Agreement shall be entitled to reimbursement from the other party of all expenses of such litigation or arbitration, including the reasonable fees and expenses of its legal representative and necessary costs and disbursements incurred as a result of such dispute or legal proceeding.

15.
WAIVER.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.
NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier to the last known address of the other party.

17.
COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both parties. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.
NO INTERPRETATION AGAINST DRAFTER. Each party recognizes that this Agreement is a legally binding agreement and acknowledges that it or he has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

19.
GOVERNING LAW.  To the extent not preempted by U.S. federal law, the provisions of this Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New York, without regards to the principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

China New Energy Group Company

By:
Name:	John D. Kuhns
Title:	Director

Executive

Signature:
Name:	Yangkan Chong